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                               PURCHASE AGREEMENT


         This Purchase Agreement (the "Agreement") is made and entered into this 9th day of February, 1999, by and between Bank of Hoven, a South Dakota State Bank. (the "Bank") and THE CREDIT STORE, INC., a Delaware corporation (the "Purchaser").

                                    RECITALS:

         WHEREAS, Bank will issue certain VISA and MasterCard credit cards (the "Cards") which will be marketed on behalf of the Bank by the Purchaser pursuant to the terms of a Bankcard Marketing Agreement (herein so called) of even date herewith between the parties (all Cards issued by Bank as a result of Purchaser's and its affiliate's marketing efforts are herein referred to as the "Marketer Card Portfolio"); and

         WHEREAS, Bank desires to sell, and Purchaser desires to buy, all of the outstanding loans and other credit resulting from cash advances, purchases, balance transfers or any other charges on the Cards in the Marketer Card Portfolio, together with all interest income, finance charges, membership fees, usage fees, transaction charges, late charges, over limit charges, return check charges, and all other rights to payment or compensation related to the Cards in the Marketer Card Portfolio (all of the foregoing herein collectively referred to as the "Receivables"), all in accordance with the terms and conditions of this Agreement; and

         WHEREAS, the Purchaser and the Bank acknowledge that Purchaser may from time to time securitize ("Securitization") or otherwise finance ("Financing Transaction") such Receivables or sell such Receivables in whole or in part to another purchaser ("Portfolio Sale") and in any such case Bank will use its best efforts to provide information and otherwise assist Purchaser in completing such transactions; and

         WHEREAS, Purchaser and the Bank acknowledge that in connection with any Securitization, Financing Transaction, or full or partial Portfolio Sale, Bank may be asked to transfer, without recourse, all or a portion of the Marketer Card Portfolio to another Person also a member of MasterCard or Visa and Bank will use its best efforts to facilitate such transfer.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

                                Purchase and Sale

         Section 1.1 Purchase of Balance Transfer Amounts by Bank. Purchaser is the owner of defaulted consumer debt. Through Purchaser's marketing and collection


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efforts in accordance with the terms of the Bankcard Marketing
Agreement, certain obligors of such defaulted consumer debt may elect to transfer all or a portion of the balance ("balance transfer") of their consumer debt to a Card established by such obligor with the Bank, which Card will become a part of the Marketer Card Portfolio. Provided that Purchaser is not in default of its monetary obligations under this Agreement, Bank shall purchase the consumer debt of obligors that elect to balance transfer their debt to their Card. The purchase price payable by Bank to Purchaser for each obligor's balance transfer ("Bank Purchase Price") shall be the par value of the aggregate principal amount of the consumer debt that is balance transferred to the Cards. The Bank Purchase Price payable under this Section 1.1 will be payable on the day of each balance transfer and may be offset by Bank against the Purchaser Purchase Price payable under Section 1.4 below. Concurrent with the execution of this Agreement, Purchaser will deliver to Bank an original executed Uniform Commercial Code Form 1 Financing Statement in the form attached hereto as Exhibit A.

         Section 1.2 Sale of Receivables. Bank hereby agrees that, subject to the terms and conditions of this Agreement, it will sell, convey, transfer and deliver to Purchaser on a daily basis (other than weekends and Bank holidays), one hundred percent (100%) of the Receivables outstanding in connection with the Marketer Card Portfolio which have not previously been sold to Purchaser hereunder. The Receivables sold to Purchaser shall be free and clear of all liens, mortgages, obligations or encumbrances or other adverse claims incurred as a result of Bank's ownership of the Receivables. Except for the representation in the previous sentence, the Receivables are sold without recourse against the Bank.

         Section 1.3 Agreement to Purchase. Purchaser hereby agrees that, subject to the terms and conditions of this Agreement, Purchaser will purchase and accept delivery and conveyance from Bank of, on a daily basis (other than weekends and Bank holidays), one hundred percent (100%) of the Receivables outstanding in connection with the Marketer Card Portfolio which have not previously been purchased by Purchaser hereunder. The Receivables shall be conveyed to Purchaser free and clear of all liens, mortgages, obligations or encumbrances and other adverse claims incurred as a result of Bank's ownership of the Receivables. Purchaser acknowledges that only the Receivables generated by the Marketer Card Portfolio are being acquired and that ownership of the Cards is to be maintained by the Bank, subject to Section 4.1 hereof.

         Section 1.4 Purchaser Purchase Price. The purchase price payable by Purchaser to Bank ("Purchaser Purchase Price") for the Receivables to be transferred on any day shall be the unpaid principal balance thereof, which amount shall include the unpaid principal balance transferred to a Card, plus all cash advances and


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purchases on the Cards. The Purchaser Purchase Price for
purchases (to the extent not offset against any Bank Purchase Price due and payable on such day pursuant to Section 1.1) of Receivables shall be paid in cash or by wire transfer on the date of the purchase.

         Section 1.5 Bank Fee. In consideration of Bank's agreement to sell the Receivables to Purchaser, Purchaser shall pay Bank a fee of $0.50 per Card per month for the Cards in the Marketer Card Portfolio until such time as Cards in the Marketer Card Portfolio has been transferred to a financial institution other than Bank (the "Bank Fee"). The Bank Fee shall be paid by Purchaser by wire transfer on the 15th day of each month. The Bank Fee shall be based upon the number of Cards issued and outstanding in the Marketer Card Portfolio as of the last day of the prior month as reported on the First Data Resources, Inc. ("FDR") CMO51 Report (or comparable internal report generated by Purchaser) each month.

         Section 1.6 Management of Portfolio and Processing Costs; Servicing of Accounts; Payment Processor.

         (a) Bank shall utilize the services of First Data Resources, Inc. ("FDR") as its third-party Card processor. Bank agrees that the administration of the Marketer Card Portfolio shall be segregated from other Bank credit card programs and accounted for separately on FDR's system. Bank shall establish a Bank Identification Number ("BIN") with VISA and an ICA Number ("ICA") with MasterCard that are solely dedicated to the Marketer Card Portfolio. Purchaser shall be responsible for the payment of all charges by the third-party processor made relative to the Marketer Card Portfolio. In the event that the rates charged by the third party processor increase by more than ten (10) percent in any given year, Bank agrees to cooperate with Purchaser, at Purchaser's request, in transferring the processing responsibilities for the Cards to a more cost effective third-party processor to be mutually agreed upon by Bank and Purchaser.

         (b) Purchaser shall service the Cards and Card accounts in the Marketer Card Portfolio. Such services shall be provided in the same manner and with the same diligence as all other credit card accounts owned or held by Purchaser. In servicing the Cards, Purchaser shall manage, perform and enforce the terms of the cardholder agreements relating to the Cards and enforce any and all of the obligations and liabilities of cardholders in the Marketer Card Portfolio ("Cardholders") under such cardholder agreements in accordance with Purchaser's policies and procedures; provided that to the extent such enforcement requires cooperation by the Bank, Bank agrees to use its best efforts to cooperate with Purchaser in such enforcement. Without limiting the generality of the foregoing, Purchaser's servicing responsibilities shall


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include providing customer service, security and fraud monitoring and control, collection efforts, and payment processing. Purchaser will be responsible for all expenses and obligations incurred in connection with the servicing of the Cards and the enforcement of the cardholder agreements. Purchaser shall provide to Bank, in a timely manner, all information reasonably requested by Bank and reasonably required to facilitate the preparation of such reports. Bank shall provide Purchaser with access to information and reports regarding the Marketer Card Portfolio in its possession or in the possession of FDR, and full access to the FDR computer system. If the Southeast Bankcard Association ("SEBA") establishes "associate member" status for non-bank institutions, then Bank will take all reasonable actions necessary to appoint Purchaser as an associate member of SEBA. Purchaser shall pay all membership fees for the Bank (if it is not already a member) and/or Purchaser to become members of SEBA. Bank, at its sole cost and expense, will prepare and submit required quarterly and annual reports to VISA and MasterCard.

         In performing its servicing duties hereunder, Purchaser shall, at a minimum, meet the following standards:

         (i) New applications shall be processed in twenty-five (25) days or less;

         (ii) Customer service correspondence shall be responded to in twenty-five (25) days or less;

         (iii)    Customer calls shall be answered within sixty (60) seconds;

         (iv) Customer service call abandon rate shall be five percent (5%) or less;

         (v) Payments received by 9:00 a.m. at the remittance address shall be posted the same day;

         (vi) Subject to limitations imposed by applicable laws, collection effort must consist of a minimum of three (3) telephone attempts and one collection letter per month for accounts one or more billing cycles delinquent; and

         (vii) Cards should be mailed within five (5) days of account approval.

         Purchaser shall use its best efforts to provide (and in any event within six (6) months of the date of this Agreement Purchaser shall provide) to Bank monthly reports summarizing Purchaser's monthly and year-to-date performance of each of these


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customer service standards. Such monthly reports shall then be provided within twenty (20) days of the end of each month.

         Section 1.7 Allocation of Costs. Any and all third-party costs and expenses related to the Marketer Card Portfolio shall be Purchaser's obligation, including, without limitation, costs of Card manufacturing; costs of printing account agreements, billing statements, and other Bank statement messages; amounts outstanding under Cardholder accounts charged off as credit losses, such as losses sustained as a result of a Cardholder's bankruptcy or refusal to pay, a lost or stolen card, or fraud; other losses, including losses resulting from Purchaser's violations of federal and state law, VISA or MasterCard rules and regulations, or account agreements; processor fees and processor pass through expenses; MasterCard and/or VISA license fees, quarterly assessments, warning bulletin expenses, and any other fees or special assessments. Purchaser shall promptly reimburse Bank or promptly pay the appropriate third party for such costs and expenses as Purchaser receives invoices therefor. For purposes of determining allocable expenses, no portion of Bank's general administrative expense nor any direct marketing or other expenses incurred relative to the Bank's other credit card programs shall be allocable to the Marketer Card Portfolio.

         Section 1.8 Purchaser Entitlement. The Receivables acquired by Purchaser from Bank shall entitle Purchaser to 100% of all principal, interest, overlimit fees, late payment fees, cash advance fees, returned check fees, insurance commissions, annual fees, interchange fees and any and all other fees or earnings related to the Marketer Card Portfolio. Purchaser shall also receive all annual fees charged and paid for in cash or cash equivalents prior to or contemporaneously with Card issuance. All payments made by Cardholders and all interchange fees and refunds shall be remitted to Purchaser on a daily basis unless otherwise agreed by the parties.

         Section 1.9 Chargebacks and Refunds. All Cardholder claims for refunds or reversals made with respect to charges incurred and paid for by Purchaser shall be processed by Purchaser or Purchaser's processor in the ordinary course and all cash received and/or the cash equivalent of merchant account debits made with respect to said refund claims shall be promptly remitted to Purchaser. Purchaser acknowledges, however, that ultimate liability for all refunds due to such Cardholders shall be Purchaser's responsibility.

         Section 1.10 Instruments of Conveyance. Bank agrees to deliver to Purchaser such bills of sale, Uniform Commercial Code financing statements, endorsements, assignments or other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in Purchaser and any assignee or designee of Purchaser good


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and perfected ownership interest, in and marketable title to, the Receivables free and clear of all liens, encumbrances and other adverse claims arising from or through Bank.

         Section 1.11 Ownership of Marketer Card Portfolio. Except for the sale of the Receivables hereunder and subject to the provisions of Section 4.1, during the term of this Agreement Bank shall retain ownership of the Marketer Card Portfolio and the related Cards, Cardholder accounts, Cardholder records and other related assets.

         Section 1.12 Further Assurances. The parties hereby agree from time to time, at the other's request and without further consideration, to execute and deliver such other instruments of conveyance and transfer and take such other action as either party may reasonably require to convey, transfer and to vest in Purchaser a perfected ownership interest in and good and marketable title to the Receivables, and to put Purchaser or the applicable purchasing party in possession of the Receivables to be sold, conveyed, transferred and delivered hereunder. Additionally, Bank acknowledges that (i) Purchaser or a purchasing arty may pledge as collateral for a loan, sell, or securitize all or a portion of the credit card Receivables acquired under this Purchase Agreement and in any such case Bank will use its best efforts to provide information and otherwise assist in completing such transactions, and (ii) in connection with any pledge as collateral for a loan, sale or securitization, Bank may be asked to transfer, without recourse, all or a portion of the Marketer Card Portfolio to another person also a member of MasterCard or Visa and Bank will use its best efforts to facilitate such transfer. Subject to the requirements of applicable law, regulatory authorities, and VISA and MasterCard rules and regulations, Bank shall use its best efforts to make reasonable modifications to this Agreement and to its procedures as necessary for Purchaser or a purchasing party to pledge as collateral for a loan, sell, or securitize all or a portion of the Receivables. Purchaser shall reimburse Bank for all costs and expenses incurred by it in such cooperative effort including a reasonable per diem reimbursement for Bank employee's time and reasonable attorney fees, which shall be payable at the time of closing of the transfer or pledge of the Receivables. Transfers under this Section shall not result in a termination of this Agreement pursuant to the provisions of Article 4.

         Section 1.13 Grant of Security Interest. Bank hereby unconditionally grants to Purchaser a security interest in each Receivable transferred by Bank to Purchaser, all collections and other payments in respect thereof, each related Card, and all books and records pertaining thereto and all proceeds of the foregoing. This Agreement shall constitute a security agreement under the Uniform Commercial Code of each applicable jurisdiction. Concurrent with the execution of this Agreement, Bank shall deliver to


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Purchaser an original executed Uniform Commercial Code Form 1 Financing
Statement in the form attached hereto as Exhibit B.

                                   ARTICLE 2.

                     Representations and Warranties of Bank

         Section 2.1 Express Representations and Warranties. As of the date of each Receivables purchase, Bank represents, warrants and covenants to Purchaser as follows:

         (a) Title to Receivables. Bank has good and marketable title to the Receivables being sold and owns each Receivable free and clear of any adverse claim, lien or encumbrance created by it.

         (b) Corporate Authority. Bank is a state bank duly organized, validly existing and in good standing under the laws of the State of South Dakota. Bank has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Bank, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action.

         (c) Power to Sell. Bank has complete and unrestricted power to sell, convey, assign, transfer and deliver to Purchaser the Receivables to be purchased and sold hereunder.

         (d) Valid Conveyance. All Receivables and rights to be conveyed hereunder will be validly conveyed and assigned to Purchaser and will transfer all rights of ownership to Purchaser.

         (e) Independent Review. Bank has acted independently and without reliance upon Purchaser in (i) approving the Credit Criteria and Standards set forth in Exhibit C hereto, and (ii) undertaking its obligations as set forth in this Agreement.

         (f) Compliance. Bank is and will remain in material compliance with applicable State and Federal laws, rules and regulations and the rules and regulations of Visa and MasterCard. Bank is and will remain a member in good standing of Visa and MasterCard.



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         (g)      Corporate Offices. Bank's corporate offices and principal
                  place of business is 202 Main Street, Hoven, South Dakota
                  57450.

                                   ARTICLE 3.

                   Representations and Warranties of Purchaser

         Section 3.1 Express Representations and Warranties. As of the date of each Receivables purchase, Purchaser represents and warrants to Bank as follows:

         (a) Power to Purchase. Purchaser has complete and unrestricted power to purchase the Receivables under the terms and in accordance with this Agreement.

         (b) Corporate Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action.

         (c) Credit Criteria. Purchaser agrees to be bound by the terms of the Marketer Card Portfolio as set forth in Exhibit C attached hereto, as the same may be amended or modified from time to time with the consent of Purchaser.

         (d) Independent Review. Purchaser has acted independently and without reliance upon Bank in (i) approving the Credit Criteria and Standards set forth in Exhibit C hereto, and (ii) undertaking its obligations as set forth in this Agreement.

         (e) Title to Consumer Debt; No Bankruptcy. Purchaser has good and marketable title to the consumer debt being sold to Bank pursuant to Section 1.1 hereof and has complied with all applicable laws with respect to such debt. Such consumer debt is enforceable in accordance with its terms and such debt is not currently and has not previously been the subject of a bankruptcy or insolvency filing or proceeding.



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         (f)      Compliance. Purchaser is and will remain in material
                  compliance with applicable Federal and State laws, rules and regulations and the rules and regulations of Visa and MasterCard. Purchaser is and will remain an ISO of Visa and MasterCard.

         (g) Corporate Offices. Purchaser's corporate offices and principal place of business is 3401 North Louise Avenue, Sioux Falls, South Dakota 57107.

                                   ARTICLE 4.

                       Purchase of Marketer Card Portfolio

         Section 4.1 Purchase. Upon (a) termination of this Agreement for any reason, unless otherwise agreed in writing by the parties, or (b) ten (10) days' notice by Purchaser to Bank, Purchaser or any designee or assignee of Purchaser shall purchase, without recourse to the Bank, all right, title and interest of Bank in and to all of (or in the case of termination under subsection 4.1(b), all or a portion of) the Cards, Receivables, accounts, customers, customer records and other assets of the Bank directly related to the Marketer Card Portfolio (herein the "Portfolio Assets"). The purchase price for the Portfolio Assets shall be an amount equal to the unpaid principal balance of all Receivables owned by the Bank under Cards in the Marketer Card Portfolio that have not previously been purchased by Purchaser hereunder. The purchase price under this Section 4.1 shall be payable in immediately available funds upon the closing of the sale of the Portfolio Assets hereunder. The parties hereby agree, at the other party's request and without further consideration, to execute and deliver such instruments of conveyance and transfer and to take such other actions as a party may reasonably require to promptly convey, transfer and vest in Purchaser or any designee or assignee of Purchaser a perfected ownership interest in and good and marketable title to the Portfolio Assets. Any third-party costs associated with the purchase under this Section 4.1 shall be paid by the Purchaser at the time of the closing of the sale of the Portfolio Assets. In connection with the termination of this Agreement and the sale of the Portfolio Assets, Bank shall use all reasonable efforts to transfer the Cardholder accounts and records, and, if requested, Purchaser's dedicated BIN and ICA, to a successor financial institution that is licensed and authorized by VISA and MasterCard to issue credit cards. Bank shall also use good faith efforts to accommodate the administrative and processing needs of Purchaser with regard to the Marketer Card Portfolio after the termination of this Agreement. Bank shall continue to


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act as the issuing bank for the Cards until the successor bank has been identified and its substitution for the Bank has been completed.

                                   ARTICLE 5.

                            Contingent Liability Fund

         Section 5.1 Contingent Liability Fund. Prior to the issuance of the first Card by Bank, Purchaser shall establish and fund a reserve account (the "Contingent Liability Fund") at Bank. The Contingent Liability Fund shall be in the name of Purchaser, but Purchaser shall only be entitled to withdraw funds or other assets therefrom with the written consent of Bank. Purchaser shall maintain a balance in the Contingent Liability Fund in an amount equal to the lesser of (i) $500,000.00 or (ii) twenty-five percent (25%) of the aggregate amount of the contingent liability arising in connection with the Cards in the Marketer Card Portfolio as such contingent liability amount is reported in FDR report CD 121 ("Required Deposit Amount"). In the event the Contingent Liability Fund exceeds the Required Deposit Amount, the Bank shall from time to time (but no less often than monthly) permit the Purchaser to withdraw the amount of such excess from the Contingent Liability Fund. The Contingent Liability Fund shall be maintained after the termination of this Agreement and shall be disbursed to Purchaser only after Bank has reasonably determined that Purchaser's obligations to Bank hereunder have been completely satisfied, which determination shall be made within ninety (90) days following termination. If a bank regulator finds that the amount of the Contingent Liability Fund is not sufficient to cover the risk associated with the Cards in the Marketer Card Portfolio, then the Bank shall provide notice to Purchaser of such finding and the amount that such regulator determines will be a sufficient reserve. Upon receipt of such notice, Purchaser shall have thirty (30) days to increase the Contingent Liability Fund to the amount determined to be sufficient by such bank regulator. If Purchaser has not increased the amount of the Contingent Liability Fund within said thirty
(30) day period, then Bank shall have the option to terminate this Agreement.

         As security for Purchaser's obligations to Bank hereunder, Purchaser hereby grants to Bank a security interest in the Contingent Liability Fund. Bank shall have the right to set off and apply against all obligations of Purchaser owed to Bank, at any time (with concurrent notice to Purchaser), any and all deposits or other sums at any time credited by or owing from Bank to Purchaser.

         The Contingent Liability Fund established by Purchaser shall be in the form of a repurchase agreement for mutually agreed upon and identified obligations of the United States government. Each party shall take all reasonable actions and execute such


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documents as necessary to perfect and protect the other party's interest in the repurchase agreement and the government obligations subject thereto.

                                   ARTICLE 6.

                                 Indemnification

         Section 6.1 Bank Indemnification of Purchaser. Bank agrees to indemnify and save Purchaser harmless from and against any and all claims, actions, liabilities, judgments, damages, costs and expenses, including reasonable attorneys fees, that may arise from the acts or omissions of Bank or Bank's breach of the terms and conditions of this Agreement unless such claims, actions, liability, judgments, damages, costs and expense, result from the negligence or willful misconduct of Purchaser. Notwithstanding the foregoing, in no event shall Bank be liable to Purchaser as a result of Purchaser's inability to collect any Receivable as a result of fraud committed by persons other than Bank.

         Section 6.2 Purchaser Indemnification of Bank. Purchaser agrees to indemnify and save Bank harmless from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys fees, that may arise from the acts or omissions of Purchaser or from Purchaser's breach of the terms and conditions of this Agreement unless such claim, action, liability, judgments, damages, costs and expenses result from the negligence or willful misconduct of Bank.

         Section 6.3 Notification. Each party shall promptly notify the other of any suit or threat of suit of which that party becomes aware (except with respect to a threat of suit one party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof. The indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding.

         Section 6.4 Survival. The terms of this Article VI shall survive the expiration or earlier termination of this Agreement.

                                   ARTICLE 7.

                               General Provisions



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         Section 7.1 Survival of Covenants, Warranties, and Agreements. The
representations, warranties and agreements made by Purchaser and Bank herein shall not merge into any document associated herewith and shall survive and continue throughout the term of this Agreement and shall be enforceable at law or in equity against such party, its successors and assigns.

         Section 7.2 Notice. All notice, request, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given either when personally delivered or when sent by regular United States mail, postage prepaid, addressed as indicated below unless notified in writing of a change in address:

         To Bank:             Bank of Hoven
                              202 Main Street
                              Hoven, SD   57450
                              Attn:  President

         To Purchaser:        The Credit Store, Inc.
                              P.O. Box 5217
                              Sioux Falls, SD  57117-5217
                              Attn:  President

         Section 7.3 Amendments. This Agreement may be amended, altered or modified by, and only by a written instrument executed by all the parties hereto.

         Section 7.4 Term; Termination Fees. The initial term of this Agreement shall be for a period of one (1) year commencing on the date of this Agreement, provided that this Agreement shall automatically renew for successive one (1) year periods unless one party provides to the other party a notice of non-renewal at least sixty (60) days prior to the end of the initial term or any subsequent renewal term. Notwithstanding the foregoing, either party may terminate this Agreement as follows:

         (i) If either party shall fail to pay any obligation hereunder on the date due, the non-defaulting party may terminate this Agreement on five (5) business days' written notice.

         (ii) With respect to any breach hereunder other than a payment default, either party may terminate this Agreement upon thirty
                  (30) days' written notice if the other party has materially breached this Agreement and does not cure the breach within ten (10) days of the notice by the other party or, in the event of a breach that cannot


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

                  be cured within 10 days, has not in good faith commenced to cure the breach within ten (10) days of such notice.

         (iii) Either party may terminate this Agreement immediately upon written notice to the other party if a regulatory authority demands that this Agreement be terminated or modified (such regulatory authority to include the Office of the Comptroller of the Currency, the Federal Reserve Board, the Federal Deposit Insurance Corporation, VISA, MasterCard, or any other state or federal regulatory agency).

                  This Agreement shall terminate immediately upon the termination of the Bankcard Marketing Agreement.

         Section 7.5 Expenses. The parties to this Agreement shall pay their own expenses (including, without limitation, the fees and expenses of their agents, representatives, counsel and accountants) incidental to the preparation of this Agreement.

         Section 7.6 Relationship of the Parties. Bank and Purchaser agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venture or any association for profit between and among Bank and Purchaser.

         Section 7.7 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         Section 7.8 Successors and Assigns. Except as otherwise provided herein, upon execution hereof this Agreement shall inure to the benefit of and become binding upon the parties, their heirs, personal representatives, successors and assigns.

         Section 7.9 Separate Counterparts. This Agreement may be executed in separate counterparts which shall collectively and separately be considered one and the same Agreement.

         Section 7.10 Severability. Should any one or more of the provisions hereof be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.


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         Section 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota.

         Section 7.12 Assignment. This Agreement may not be assigned without the prior written consent of the other party; provided, however, that (a) Purchaser may assign its rights hereunder to its wholly-owned subsidiary without the written consent of Bank provided that such assignment shall not extinguish or limit Purchaser's liabilities or obligations under this Agreement, including, without limitation, the indemnification obligations under Article VI hereto and
(b) Bank may assign its rights and obligations hereunder to its affiliate without the written consent of Purchaser.

         Section 7.13 Entire Agreement, Prior Agreements. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, discussions, representations or understandings relating to the subject matter hereof.

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         Section 7.14 Reporting and Financial Statements; Audits.

         (a) Purchaser agrees to provide Bank annually within one hundred twenty (120) days of the end of its fiscal year a copy of its audited financial statements, including a balance sheet, statement of income and expenses, statement of cash flows, and related financial information, as prepared by an independent certified public accountant reasonably acceptable to Bank. Purchaser also agrees to provide Bank quarterly within thirty
                  (30) days of the end of each fiscal quarter a copy of its internally prepared quarterly financial statements containing such financial information as Bank may reasonably require.

         (b) Purchaser agrees to provide Bank monthly within fifteen (15) days of the end of each month a management report regarding the Receivables, including, without limitation, information regarding the amount of Receivables outstanding, an aging of the Receivables, and other information as Bank may reasonably require.

         (c) Purchaser agrees to provide Bank, at Purchaser's expense, with written results of annual compliance audits and annual operational audits performed with respect to Purchaser's business by an independent audit firm acceptable to Bank. Such audits shall be conducted in accordance with audit standards normally applied to federally insured financial institutions and in a manner reasonably acceptable to Bank.

         Section 7.15 Non-Exclusive Agreement. Bank acknowledges that (i) Buyer has and may in the future enter into agreements similar in nature and purpose to this Purchase Agreement and the Bankcard Marketing Agreement with other issuers of credit cards, and (ii) Buyer may, in its discretion, sell debt and establish credit cards through other issuing entities.

         Section 7.16 Confidentiality. In performing their obligations pursuant to this Agreement, each party may have access to and receive disclosure of certain confidential information about the other party or parties, including without limitation, the terms and conditions of this Agreement, the names and addresses of a party's customers or members, marketing plan and objectives, research and test results, and other information which is confidential and the property of the party disclosing the information ("Confidential Information"). Under no circumstances shall Bank solicit Purchaser's customers for any product or service. Confidential Information shall not include information in the public domain. Bank and Purchaser agree that Confidential


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Information shall be used by each party solely in the performance of its obligations under this Agreement. Each party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except as may be necessary to perform its obligations hereunder or as may be otherwise agreed in writing by party furnishing the information. Bank shall not market to Cardholders any product or service, or contact Cardholders for any purpose related to the oversight and administration of the Marketer Card Portfolio. Bank shall not sell or transfer Cardholders' names, addresses or telephone numbers. Upon request or upon any expiration or termination of this Agreement, each party shall return to the other party or destroy (as the latter may instruct) all of the latter's Confidential Information which is in any written or other recorded form, including data stored in any computer medium. Confidential Information shall include, without limitation, any and all marketing materials, status and performance reports, customer information, Card information, operating manuals and guides, internal memoranda, and other information relating to the marketing and servicing of any Marketer Card Portfolio established pursuant to this Agreement. Notwithstanding the foregoing, the Confidential Information may be disclosed (i) to the parties' respective agents, employees and representatives that agree to be bound by the terms and conditions hereof, and (ii) as may be required by legal process, applicable law or regulatory authorities with jurisdiction over the parties hereto. The terms of this Subsection 7.16 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

                                   BANK:

                                   BANK OF HOVEN

                                   By______________________________
                                     Its_____________________________


                                   PURCHASER:

                                   THE CREDIT STORE, INC.

                                   By_______________________________
                                     Its______________________________





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